Exhibit 10.1

Execution Version

Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated 214 North Tryon Street Charlotte, North Carolina 28255	Deutsche Bank AG New York Branch Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005

April 4, 2017

Quaker Chemical Corporation

One Quaker Park, 901 E. Hector Street

Conshohocken, PA 19428-2380

Attention: Ms. Mary Dean Hall, Chief Financial Officer and Treasurer

Project Helios

Commitment Letter for $1.15 Billion Senior Secured Credit Facilities

Ladies and Gentlemen:

Quaker Chemical Corporation (“you” or the “Company”) has advised Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “MLPFS”), Deutsche Bank AG New York Branch (“DBNY” and together with Bank of America, the “Initial Lenders” and each individually an “Initial Lender”) and Deutsche Bank Securities Inc. (“DBSI” and together with MLPFS, the “Lead Arrangers”, and the Initial Lenders, MLPFS and DBSI, collectively, “we” and “us” or the “Commitment Parties”) that you intend to consummate the Transactions (as described and defined in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”)). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Conditions Precedent to Closing Date attached hereto as Exhibit C (the “Conditions Exhibit” and collectively, this commitment letter and all exhibits, addendums and annexes attached hereto, the “Commitment Letter” and each reference to the Commitment Letter shall include a reference to all such exhibits, annexes and addenda attached hereto). You have also advised the Commitment Parties that you intend to finance the Transactions and the ongoing working capital and other general corporate purposes of the Company and its subsidiaries after consummation of the Transactions with common stock of the Company, cash on hand of the Company and the Senior Credit Facilities as described in the Transaction Description (and that no debt financing other than the Senior Credit Facilities will be required in connection with the Transactions).

1.     Commitments, Engagements and Titles. In connection with the foregoing, and subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit:

(a)          The Initial Lenders are pleased to advise you of their commitments to provide 100% of the aggregate principal amount of the Senior Credit Facilities, with the several (and not joint) commitments of the Initial Lenders being as set forth below (allocated pro rata among the Revolving Credit Facility and the Term Loan Facilities):

Initial Lender	Share of Senior Credit Facilities
Bank of America	$575,000,000.00
DBNY	$575,000,000.00

(b)          Bank of America is pleased to advise you of its willingness to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities.

(c)          Each of the Lead Arrangers (along with any Additional Arranger appointed pursuant to paragraph 1(e) below) is pleased to advise you of its willingness to act as a joint lead arranger and a joint bookrunner for the Senior Credit Facilities to form a syndicate of financial institutions (including the Initial Lenders) (collectively, the “Lenders”) in consultation with you for the Senior Credit Facilities (it being understood that the syndication of the Senior Credit Facilities shall be managed solely by the Lead Arrangers, and not by any Additional Arranger). In connection therewith, (i) MLPFS shall have “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities, and shall hold the leading role and responsibilities conventionally associated with such “left” and “highest” placement, including maintaining sole physical books for the Senior Credit Facilities, (ii) DBSI shall have placement to the immediate right of MLPFS and (iii) any Additional Arranger shall have customary placement to the right of DBSI as determined by you and the Lead Arrangers.

(d)          You hereby (i) engage Bank of America as sole and exclusive Administrative Agent for the Senior Credit Facilities, (ii) engage the Lead Arrangers and any Additional Arranger appointed in accordance with paragraph 1(e) below as the lead arrangers for the Senior Credit Facilities and (iii) accept the several commitments of the Initial Lenders set forth in paragraph 1(a) above.

(e)          No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless the Lead Arrangers and you shall so agree; provided, that on or prior to the date which is ten business days after the date of this Commitment Letter, you will have the right to appoint up to five additional institutions reasonably acceptable to the Lead Arrangers to act as joint-arranger(s), bookrunner(s) and syndication agent(s) in respect of Senior Credit Facilities (each, an “Additional Arranger”); provided that total economics received by the Additional Arrangers shall not exceed 17.4% of the total economics with respect to the Senior Credit Facilities reflected in the Arranger Fee Letter (defined below), it being understood that, (a) each such Additional Arranger’s (or its applicable affiliate’s) several commitment shall be pro rata among the Senior Credit Facilities, (b) such Additional Arrangers (or their affiliates) shall assume a proportion of the commitments with respect to the Senior Credit Facilities that is equal to the proportion of the underwriting fee under the Arranger Fee Letter allocated to such Additional Arranger (or its affiliates), (c) no Additional Arranger (nor any affiliate thereof) shall receive greater economics in respect of any Senior Credit Facilities under the Arranger Fee Letter than that received by the Initial Lenders and/or the Lead Arrangers, as applicable, (d) no compensation other than as provided in this paragraph will be paid to any Additional Arranger in connection with the Senior Credit Facilities unless you and we shall so agree, (e) to the extent you appoint Additional Arrangers, the economics allocated (pursuant to the Arranger Fee Letter) to, and the commitment amounts of, the Initial Lenders and/or the Lead Arrangers, as applicable, in respect of the Senior Credit Facilities will be permanently reduced on a pro rata basis between Bank of America and DBNY and/or MLPFS and DBSI, as applicable, by the economics under the Arranger Fee Letter allocated to, and the commitment amount of, such Additional Arranger (or its affiliates), in each case upon the execution and delivery by such Additional Arranger and you of customary joinder documentation or an amended and restated version of this Commitment Letter and, thereafter, each such Additional Arranger shall constitute an “Initial Lender” and a “Commitment Party” (but not, for the avoidance of doubt, a “Lead Arranger”), as applicable, under this Commitment Letter and under the Arranger Fee Letter. No Additional Arranger shall have any rights in respect of the management of the syndication of the Senior Credit Facilities.

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2.     Syndication.

(a)          The Lead Arrangers intend to commence their syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters (defined below). You agree, until the Syndication Assistance Termination Date, to actively assist (and to cause your representatives and advisors to actively assist, and to use your commercially reasonable efforts to cause the Target to actively assist) the Lead Arrangers in achieving a Successful Syndication (as defined in the Arranger Fee Letter). Such assistance shall include your (i) providing, and causing your representatives and your advisors to provide (and using your commercially reasonable efforts to cause the Target and its representatives and advisors to provide), the Commitment Parties and the other Lenders upon request with all information reasonably deemed necessary by the Lead Arrangers to complete such syndication, (ii) assisting, and causing your representatives and advisors to assist (and using your commercially reasonable efforts to cause the Target and its representatives and advisors to assist), in the preparation of customary confidential information memoranda and other materials to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Term Sheet and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”), (iii) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing banking and lending relationships and the existing banking and lending relationships of the Target and its affiliates, and (iv) making your officers and advisors, and using your commercially reasonable efforts to make appropriate members of management of the Target, available at a mutually convenient time to attend and make presentations regarding the business and prospects of the Company, the Target and their subsidiaries and the Transactions, as appropriate, at one or more meetings of prospective Lenders. Notwithstanding anything to the contrary contained in this Commitment Letter or either Fee Letter, but subject to (and without limiting) the conditions expressly set forth in the Conditions Exhibit related to the “Marketing Period,” neither your obligations to assist in efforts with respect to syndicating the Senior Credit Facilities as provided herein, nor the completion of such syndication, shall constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date.

(b)          It is understood and agreed that the Lead Arrangers will exclusively manage and control all aspects of the syndication of the Senior Credit Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender or affiliate thereof participating in the Senior Credit Facilities will receive compensation from you, the Target, or any of your or their respective subsidiaries or affiliates in order to obtain its consent or commitment, except on the terms contained herein (including with respect to Additional Arrangers), in the Term Sheet and in the Arranger Fee Letter unless approved in writing by the Lead Arrangers. It is also understood and agreed that the distribution of the fees contemplated in the Arranger Fee Letter among the Lenders will be at the sole and absolute discretion of the Lead Arrangers.

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(c)          Notwithstanding the right of the Lead Arrangers to syndicate the Senior Credit Facilities and receive commitments with respect thereto, except in the case of an assignment to an Additional Arranger (or its lending affiliate) in accordance with this Commitment Letter, (i) the Commitment Parties (including any Additional Arranger) shall not be relieved, released or novated from their respective obligations hereunder, including their obligations to fund their commitment to the Senior Credit Facilities on the Closing Date, in connection with any syndication, assignment or participation of the Senior Credit Facilities, including their respective several commitments in respect thereof as set forth in paragraph 1(a) above, until after the initial funding of the Senior Credit Facilities on the Closing Date and (ii) the Commitment Parties (including any Additional Arranger) shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Senior Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the Senior Credit Facilities on the Closing Date has occurred, in each case unless you otherwise agree in writing (including, without limitation, pursuant to any revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any institutions executed pursuant to Section 1(e) above).

(d)          You agree that from the date of this Commitment Letter until the Syndication Assistance Termination Date, neither you nor your affiliates will undertake any competing offering, placement, arrangement or syndication of any senior bank financing or debt securities, in each case without the prior written consent of the Lead Arrangers, if any such financing, either individually or in the aggregate, could reasonably be expected to impair in any material manner the primary syndication of the Senior Credit Facilities. It is agreed that amending the Existing Company Credit Agreement (as defined in Exhibit A hereto) to, among other things extend the maturity date thereof, but not to increase the commitments or the amount of loans available thereunder, shall not be deemed to reasonably be expected to impair in any material manner the primary syndication of the Senior Credit Facilities.

(e)          The provisions of this Section 2 shall remain in full force and effect until the earliest of (i) 90 days following the Closing Date, (ii) the completion of a Successful Syndication and (iii) the termination of this Commitment Letter pursuant to Section 12 hereof other than as a result of the occurrence of the Closing Date (the earliest of such dates the “Syndication Assistance Termination Date”).

(f)          Notwithstanding the foregoing, the Lead Arrangers will not offer the opportunity to acquire a commitment under the Senior Credit Facilities to any entity that is an actual Competitor (to be defined in a mutually agreeable manner but not to include any bona find debt funds) and is identified to us in writing and by legal name prior to the date hereof or from time to time after the later of (A) the Closing Date and (B) the Syndication Assistance Termination Date (the “Disqualified Lenders”); provided that (i) the Disqualified Lenders may not be updated after the date of this Commitment Letter until the later of (A) the Closing Date and (B) the Syndication Assistance Termination Date, but may be updated from time to time after the later of clauses (A) and (B) with three business days prior notice and (ii) the list of Disqualified Lenders shall be set forth on the Closing Date as a schedule to the Credit Agreement, and any update thereto shall be provided to the Lenders (by posting on the Platform (defined below) or otherwise) by the Company and/or the Administrative Agent from time to time.

3.     Conditions.

(a)          The commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Exhibit.

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(b)          Notwithstanding anything in this Commitment Letter, either Fee Letter, the definitive documentation for the Senior Credit Facilities (the “Facilities Documentation”) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Target and your respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Senior Credit Facilities on the Closing Date shall be (A) the representations made by the Target and/or the Sellers, or any of their respective subsidiaries or affiliates, with respect to the Target and its subsidiaries and affiliates in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you or your applicable affiliates have the right to terminate your and/or their obligations under the Purchase Agreement, or to decline to consummate the Acquisition pursuant to the Purchase Agreement, as a result of a breach of such representation in the Purchase Agreement, determined without regard to whether any notice is required to be delivered by you, the Target or any of your or their affiliates party to the Purchase Agreement (to such extent, the “Specified Purchase Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the Conditions Exhibit are satisfied or waived (it being understood that, to the extent any Collateral is not provided, or the lien on any such Collateral is not perfected, on the Closing Date under the Senior Credit Facilities after your and your subsidiaries’ and affiliates’ respective use of commercially reasonable efforts to do so, the provision of such Collateral or perfection of such lien shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date but shall be required to be provided (or perfected) after the Closing Date within a customary time period for such collateral to be mutually agreed by the Company and the Administrative Agent, but in any event not more than 60 days after the Closing Date (unless otherwise mutually agreed by the Company and the Administrative Agent)); provided that, notwithstanding the foregoing, each of the following shall be required on the Closing Date: (1) the execution and delivery of a guaranty agreement by each Guarantor (in each case governed by the laws of a state of the U.S.) (2) the execution and delivery of an appropriate security agreement or other granting document by each Grantor (in each case governed by the laws of a state of the U.S.), (3) the delivery of UCC financing statements with respect to each Grantor (or an authorization permitting the Administrative Agent to file UCC financing statements with respect to each such Grantor), (4) the delivery of short-form security agreements with respect to each Grantor that owns registered U.S. intellectual property for filing with the United States Patent and Trademark Office or the United States Copyright Office (or an authorization permitting the Administrative Agent to file such short-form security agreements with respect to each such Grantor) and (5) the pledge and perfection by possession (including the provision of an applicable stock power or similar instrument of transfer under applicable U.S. law) of the security interest in the certificated equity interests of each direct and indirect subsidiary of any Grantor (other than the Target and its subsidiaries) that are required to be pledged as Collateral. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Facilities Documentation relating to (A) legal existence of each of the Loan Parties and good standing of each of the Loan Parties in their respective jurisdictions of organization, (B) power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Loan Parties’ entering into and performance of the Financing Documentation, (C) no conflicts with or consents under the Loan Parties’ organizational documents or applicable law, (D) solvency of the Company and its subsidiaries on a consolidated basis on the Closing Date (giving effect to the Transactions), (E) use of proceeds, (F) not engaging in the business of purchasing/carrying margin stock, (G) status of the Loan Parties under the Investment Company Act, (H) the PATRIOT Act, OFAC, FCPA and anti-corruption laws, and (I) creation, validity and perfection of security interests in the Collateral (except to the extent any such Collateral is not required to be provided or perfected on the Closing Date pursuant to the provisions of the preceding sentence). This paragraph, and the provisions contained herein, shall be referred to as the “Limited Conditionality Provision.”

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4.     Information.

(a)          You represent and warrant (it being understood that such representation and warranty, to the extent made prior to the Closing Date, shall be made with respect to the Target to your knowledge) that (i) all financial projections and other forward-looking information concerning the Company and its subsidiaries (including the Target) that have been or are hereafter made available to the Commitment Parties or any of the Lenders by or on behalf of you or the Target or any of your or their respective representatives in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made and at the time the related Projections are made available to any Commitment Party or any Lender (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material) and (ii) all information, other than Projections and other information of a general economic or industry specific nature, that has been or is hereafter made available to any of the Commitment Parties or any of the Lenders by or on behalf of you or any of your subsidiaries or representatives (including by the Target or any of its subsidiaries or representatives) in connection with any aspect of the Transactions (the “Information”), when taken as a whole, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). You agree that if, at any time from the date hereof until the later of the Closing Date and the Syndication Assistance Termination Date, you become aware that any of the representations and warranties in the immediately preceding sentence would be incorrect if the Information or Projections were being made available, and such representations and warranties were being made, at such later time, then reasonably promptly after becoming aware thereof (but in no event later than the Closing Date or the Syndication Assistance Termination Date, as applicable) you will make available to the Commitment Parties such supplements to the Information and/or Projections (with respect to the Target and its subsidiaries prior to the Closing Date, to your knowledge) so that such representations and warranties in the immediately preceding sentence are correct as of the time you make available such supplemental Information and/or Projections. The provisions of the immediately preceding sentence shall remain in full force and effect until the later of the Closing Date and the occurrence of the Syndication Assistance Termination Date. In issuing their commitments hereunder and in arranging and syndicating the Senior Credit Facilities, you acknowledge that each of the Commitment Parties is and will be using and relying on the Information and Projections without independent verification thereof.

(b)          You acknowledge that the Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system (a “Platform”). In connection with the syndication of the Senior Credit Facilities, unless you and the Lead Arrangers otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Company, the Target, their respective affiliates or any other entity, or the respective securities of any of the foregoing. You agree, however, that the Facilities Documentation will contain provisions concerning Information Materials to be provided to Public Lenders and the absence of MNPI therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof.

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5.     Expenses. By executing this Commitment Letter, you agree to promptly reimburse Bank of America, DBNY and each of the Lead Arrangers from time to time (or on the Closing Date, to the extent invoiced at least one business day (or such shorter time as you may agree) prior to the Closing Date) for all reasonable and documented out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of (i) McGuireWoods LLP (or any other replacement counsel, if applicable, engaged by Bank of America and MLPFS in lieu thereof), as primary counsel to Bank of America and MLPFS (on behalf of the Commitment Parties), (ii) one reasonably necessary firm of special and/or regulatory counsel retained by Bank of America and MLPFS (on behalf of the Commitment Parties) in each applicable specialty or regulatory area, if any, and (iii) one firm of local counsel retained by Bank of America and MLPFS (on behalf of the Commitment Parties) in each applicable jurisdiction (including each jurisdiction of each Foreign Designated Borrower and of each Foreign Guarantor, if any), but not any other separate counsel and (b) due diligence expenses) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the Facilities Documentation, and with any other aspect of the Transactions and any of the other transactions contemplated thereby, whether or not the transactions contemplated hereunder are consummated or the Senior Credit Facilities are made available or the Facilities Documentation is executed. You acknowledge that one or more of the Commitment Parties may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

6.     Indemnification. You agree to indemnify and hold harmless the Commitment Parties, each of their respective affiliates and the respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives of each of the foregoing (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable and documented fees, out-of-pocket disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any aspect of the Transactions or any of the other transactions contemplated hereby or thereby or (b) the Senior Credit Facilities, or any use made or proposed to be made with the proceeds thereof (any of the foregoing a “Proceeding”), except (A) to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence, bad faith or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter or (B) to the extent such Proceeding is solely between or among Indemnified Parties, other than any Proceeding against any Commitment Party in its respective capacity or in fulfilling its role as an administrative agent or arranger or any similar role hereunder or under the Senior Credit Facilities, and other than any Proceeding arising out of any act or omission by you or your subsidiaries or affiliates (including the Target and its subsidiaries and affiliates) or any of your or their respective officers, directors, employees, agents, advisors or other representatives; provided that, in the case of legal expenses, your obligations under this Section 6 shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction (including each jurisdiction of each Foreign Designated Borrower and of each Foreign Guarantor, if any), one specialty counsel for each relevant specialty and, in the case where an actual or perceived conflict exists and the relevant Indemnified Party notifies you in advance in writing of the conflict and engages separate counsel, one additional conflicts counsel for any such Indemnified Party. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, the Target, any of your or its respective subsidiaries, equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transactions is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or to your subsidiaries or (to the fullest extent permitted by applicable law) to your affiliates, equityholders or creditors arising out of, related to or in connection with any aspect of the Transactions, except solely to you and then solely to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder. The Commitment Parties agree that you shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to them or to their respective subsidiaries arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages; provided that this shall not limit your indemnity or reimbursement obligation to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnified Party is otherwise entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or material breach of its obligations hereunder. Notwithstanding the foregoing, you shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but, if any Proceeding is settled with your written consent, or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.  You shall not, without the prior written consent of the affected Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity has been sought hereunder by such Indemnified Party unless such settlement is in form and substance reasonably satisfactory to such Indemnified Party.

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7.     Confidentiality.

(a)          Each of this Commitment Letter, the arranger fee letter among you and some or all of the Commitment Parties of even date herewith (the “Arranger Fee Letter”) and the agent fee letter among you, Bank of America and MLPFS of even date herewith (the “Agent Fee Letter” and together with the Arranger Fee Letter, the “Fee Letters”), and the contents hereof and thereof are confidential (with distribution or disclosure of each Fee Letter being limited to the parties thereto, except as expressly provided below) and shall not be disclosed by you in whole or in part to any person or entity without our prior written consent except (a) to your directors, officers, attorneys, agents accountants and other advisors (collectively, “Representatives”) in connection with the Transactions, provided that each such person is advised of its obligation to retain such information as confidential, (b) this Commitment Letter and the Arranger Fee Letter may be disclosed to the Sellers and their advisors in connection with their consideration of the Acquisition and the Transactions provided that (i) any information relating to pricing, fees, expenses or “market flex” has been redacted in a manner reasonably acceptable to the Lead Arrangers, and (ii) each such person is advised of its obligation to retain such information as confidential, (c) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent determined by you in good faith to be permitted by law and reasonably practicable, to inform us promptly in advance thereof), (d) this Commitment Letter and the existence and contents of this Commitment Letter (but not either of the Fee Letters or the contents thereof) may be disclosed in any syndication or other marketing materials in connection with the Senior Credit Facilities (it being acknowledged that the aggregate amount of the fees or other payments in the Fee Letters may be included in projections and pro forma information and a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials), (e) this Commitment Letter and the existence and contents of this Commitment Letter (but not either of the Fee Letters or the contents thereof) may be disclosed to any prospective Lenders or prospective participants (including any Additional Arranger or prospective Additional Arranger), (f) the Arranger Fee Letter (but not the Agent Fee Letter or the contents thereof) and the existence and contents of the Arranger Fee Letter may be disclosed to any institution reasonably consented to by MLPFS prior to the disclosure thereof in connection with the potential appointment of such institution as an Additional Arranger pursuant to the terms hereof, (g) after your acceptance hereof, the Commitment Letter may be filed with the Securities and Exchange Commission if the same is recommended by your counsel and you may disclose it to any rating agency and (h) you may disclose the aggregate amount of the fees in the Fee Letters as part of projections, pro forma information, or generic disclosure of sources and uses (but only to the extent aggregated with all other fees related to the Transactions and not presented as an individual line item); provided that with respect to clauses (d) through (h), such disclosure shall be permitted only after your acceptance of this Commitment Letter and the Fee Letters in accordance with Section 12 hereof.

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(b)          Each of the Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter in connection with the Transactions and shall treat confidentially all such information; provided that (i) the Administrative Agent may disclose the list of Disqualified Lenders on a confidential basis to all Lenders or potential Lenders, and (ii) nothing herein shall prevent any Commitment Party from disclosing any such information (A) to potential Lenders, participants assignees or potential counterparties to any swap or derivative transaction relating to the Company or its subsidiaries (after giving effect to the Transactions) or any of their respective obligations, (B) in any pending legal, judicial or administrative proceeding arising out of the Commitment Letter, the Fee Letters or the Facilities Documentation or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees to the extent practicable and permitted by law, rule or regulation, to inform you promptly thereof prior to such disclosure), (C) upon the request or demand of any governmental agency or regulatory authority having (or purporting to have) jurisdiction over any Commitment Party or any of its affiliates (including, without limitation, bank and securities examiners and any self-regulatory authority, such as the National Association of Insurance Commissioners) or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of any Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case, such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank or securities regulatory authority exercising examination or regulatory authority) promptly to notify the Company, in advance, thereof to the extent practicable and permitted by law, rule or regulation), (D) to any Commitment Party’s affiliates and the partners, directors, officers, employees, agents, advisors and other representatives of such Commitment Party and its affiliates (collectively, “CP Representatives”) on a “need-to-know” basis in connection with the Transactions and who are informed of the confidential nature of such information and are directed by such Commitment Party to keep such information confidential in a manner consistent with the terms of this Commitment Letter (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph), (E) to the extent such information becomes publicly available other than by reason of improper disclosure by any Commitment Party (and the relevant disclosing Commitment Party is aware of such improper disclosure) in breach of this Commitment Letter, (F) for purposes of establishing a “due diligence” defense, (G) to the extent that such information is or was received by any Commitment Party or its CP Representatives from a third party that is not known by such Commitment Party or such CP Representative to have disclosed such information in violation of a confidentiality obligations owing to you, your affiliates, Target or its affiliates, (H) to enforce its rights hereunder or under any Fee Letter to which it is a party, (I) to the extent that such information is independently developed by any Commitment Party or any of its CP Representatives and (J) with your prior written consent; provided further that the disclosure of any such information to any prospective Lenders, participants or assignees or any direct or indirect counterparty to any swap or derivative transaction referred to above shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or assignee or direct or indirect counterparty to any swap or derivative transaction that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arrangers including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information, and in the event of any electronic access through any Platform shall require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof. Notwithstanding anything to the contrary herein, unless otherwise terminated earlier (including pursuant to Section 9(a) below), the obligations of the Commitment Parties under this paragraph shall terminate on the date that is one year from the date of this Commitment Letter.

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8.     Other Services.

(a)          You acknowledge that (i) the Administrative Agent currently is acting as administrative agent and a lender under the Existing Company Credit Agreement (in its capacity as the administrative agent and the lender, the “Existing Agent”) and (ii) DBSI and/or one or more of its affiliates currently is acting as a buy-side advisor to you in connection with the Acquisition (in such capacity, the “Buy-Side Advisor”), and in each such case you acknowledge that your and your affiliates’ rights and obligations under any other agreement with any Commitment Party or any of its affiliates (including any agreement related to acting as the Existing Agent or the Buy-Side Advisor) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s (or its affiliates’) performance or lack of performance of services hereunder.  You acknowledge that the Commitment Parties or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives on a need-to-know basis and subject to Section 7 above any information concerning you, the Target or any of your or their respective affiliates that is or may come into the possession of any Commitment Party or any of such affiliates.

(b)          In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (i) (A) the Senior Credit Facilities and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (B) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (C) you are capable of evaluating, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (B) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

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9.     Survival.

(a)          The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 of this Commitment Letter shall remain in full force and effect regardless of whether any of the Facilities Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Commitment Party hereunder; provided that upon execution of the Facilities Documentation for any of the Senior Credit Facilities, your reimbursement and indemnification obligations hereunder, and your and our confidentiality obligations hereunder (other than your confidentiality obligations related to the disclosure of this Commitment Letter and either Fee Letter), shall in each case, to the extent covered thereby, be superseded and deemed replaced by the corresponding provisions contained in the applicable Facilities Documentation for such Senior Credit Facilities.

(b)          In the event the Closing Date occurs prior to the occurrence of the Syndication Assistance Termination Date, your obligations to assist in the syndication of the Senior Credit Facilities set forth in Section 2 and the representations and warranties and other provisions of Section 4 with respect to the syndication of the Senior Credit Facilities shall remain in full force and effect until the Syndication Assistance Termination Date.

10.   Governing Law; Jurisdiction; Waiver of Jury Trial; Etc. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided that (a) the interpretation of the definition of Closing Date Material Adverse Effect and the determination of whether there shall have occurred a Closing Date Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated in the Purchase Agreement and (c) whether the representations and warranties made by the Target and/or the Sellers, or any of their respective subsidiaries or affiliates, with respect to the Target and its subsidiaries and affiliates in the Purchase Agreement are accurate and whether as a result of any inaccuracy thereof the Company (or any of its applicable subsidiaries or affiliates) has the right to terminate its obligations the Purchase Agreement, or to decline to consummate the Acquisition shall, in each case in (a) through (c) above, be governed by and construed in accordance with the governing law of the Purchase Agreement. Each of you and each Commitment Party hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, either Fee Letter, the Transactions and the other transactions contemplated hereby and thereby or the actions of any Commitment Party in the negotiation, performance or enforcement hereof. Each of you and each Commitment Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Fee Letter shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, either Fee Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of you and each Commitment Party agrees that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of you and each Commitment Party waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

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11.  Miscellaneous.

(a)          This Commitment Letter and the Fee Letters may each be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or either Fee Letter by telecopier, facsimile or other electronic imaging means including without limitation, portable document format (PDF) shall be effective as delivery of a manually executed counterpart thereof.

(b)          This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you, and your and their respective affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. However, please note that those matters that are not covered or made clear herein, in the Term Sheet, in the other exhibits to this Commitment Letter and/or in either Fee Letter are subject to mutual agreement of the parties. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter.

(c)          This Commitment Letter is not assignable by the parties hereto (other than, with respect to the Commitment Parties, to an Additional Arranger) without the prior written consent of the other parties hereto and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties; provided that notwithstanding paragraph 2 of this Commitment Letter or any other provision hereof to the contrary, the parties hereby agree that MLPFS may, without notice to the Borrower or any other party to this Commitment Letter, assign its rights and obligations under this Commitment Letter and/or either Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

(d)          The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you (and the other Loan Parties), which information includes your name and address and other information that will allow the Commitment Parties to identify you in accordance with the Act.

(e)          Neither the Commitment Letter nor either Fee Letter may be amended, or any provision hereof waived or modified, except in an instrument in writing signed by you and by each Commitment Party that is party to the affected document.

12.   Acceptance/Expiration of Commitments. This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 11:00 p.m. (New York City time) on April 4, 2017 unless you execute this Commitment Letter and each Fee Letter and return them to the Commitment Parties party thereto prior to that time (which may be by facsimile transmission or .pdf), whereupon this Commitment Letter and the Fee Letters (each of which may be signed in one or more counterparts) shall become binding and enforceable agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (i) the one year anniversary of the date hereof, unless the Closing Date occurs on or prior thereto, (ii) the closing of the Acquisition without the use of the Senior Credit Facilities, (iii) the date you or any of your affiliates announce, or inform in writing any Commitment Party, that the Acquisition is not proceeding and (iv) the date the Purchase Agreement terminates by its terms without the consummation of the Acquisition (such earliest date, the “Outside Date”).

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Kevin Dobosz
Name: Kevin Dobosz
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Clay Hall
Name: Clay Hall
Title: Director

Signature Pages

Quaker Chemical Corporation

Commitment Letter 2017

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Managing Director

By:	/s/ Michael Busam
Name: Michael Busam
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Managing Director

By:	/s/ Michael Busam
Name: Michael Busam
Title: Director

Signature Pages

Quaker Chemical Corporation

Commitment Letter 2017

Accepted and agreed to as of the date first above written:

QUAKER CHEMICAL CORPORATION

By:	/s/ Mary Dean Hall
Name: Mary Dean Hall
Title: VP, CFO and Treasurer

Signature Pages

Quaker Chemical Corporation

Commitment Letter 2017

Execution Version

EXHIBIT A

(to Commitment Letter dated as of April 4, 2017)

PROJECT HELIOS

QUAKER CHEMICAL CORPORATION

TRANSACTION DESCRIPTION

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used. All references to “dollars” or “U.S. dollars” or “$” in the Commitment Letter or in any exhibit or annex attached thereto shall mean the lawful currency of the United States of America.

The Company intends to acquire (the “Acquisition”) 100% of the issued and outstanding equity interests of a company previously identified to the Commitment Parties (the “Target”) from the existing equity holders of the Target (the “Sellers”) pursuant to a stock purchase agreement, so that, after giving effect to the Acquisition, the Company owns 100% of the issued and outstanding equity interests of the Target.

In connection with the foregoing, it is intended that:

1.	The (a) Company will obtain (i) a $575 million aggregate principal amount senior secured term loan facility in U.S. dollars described in Exhibit B to the Commitment Letter (the “U.S. Dollar Term Loan Facility”), and (ii) a $400 million aggregate principal amount revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Credit Facility”), and (b) Dutch Borrower will obtain a senior secured term loan facility in Euros in an aggregate principal amount equal to an equivalent of $175 million, as further described in Exhibit B to the Commitment Letter (the “Euro Term Loan Facility” and, collectively with the U.S. Dollar Term Loan Facility, the “Term Loan Facilities” and the Term Loan Facilities collectively with the Revolving Credit Facility, the “Senior Credit Facilities”).

2.	On the Closing Date, the Company and, as applicable, the Dutch Borrower will use a portion of the proceeds of the Term Loan Facilities and a portion of the Revolving Credit Facility, subject to the limitations set forth in Exhibit B, shares of capital stock of the Company and cash on hand (a) to repay in full all existing indebtedness of the Company and its subsidiaries (including all obligations and commitments under the Existing Company Credit Agreement (defined below)) and all indebtedness of the Target and its subsidiaries (including the Existing Target Credit Facilities (defined below)), but excluding certain immaterial indebtedness to be agreed, and all commitments to extend credit under all such indebtedness will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released and all letters of credit terminated (other than those grandfathered into, backstopped by or cash collateralized under the Senior Credit Facilities) (collectively, the “Refinancing”), (b) to pay the consideration for the Acquisition to the Sellers in accordance with the Purchase Agreement and (c) to pay the fees and expenses incurred in connection with the Transactions. The “Existing Company Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 14, 2013 by and among the Company, certain subsidiaries of the Company, the Administrative Agent (as administrative agent thereunder), and the lenders and other parties party thereto (as amended through the date of the Commitment Letter). The “Existing Target Credit Facilities” means (a) that certain First Lien Credit Agreement, dated as of December 20, 2012, among GH Holdings Inc., HII Holding Corporation, GH International Inc., Houghton Europe B.V., the Lenders, and Royal Bank of Canada, as U.S. Administrative Agent and U.S. Collateral Agent, RBC Europe Limited, as administrative agent and as collateral agent, RBC Capital Markets, as Syndication Agent, RBC Capital Markets and Deutsche Bank Securities Inc., as Co-Documentation Agents, RBC Capital Markets, Deutsche Bank Securities Inc. and UBS Securities LLC, as Joint Lead Arrangers, and RBC Capital Markets, Deutsche Bank Securities Inc. and UBS Securities LLC, as Joint Bookrunners, as amended prior to the date hereof, and (b) that certain Second Lien Credit Agreement, dated as of December 20, 2012, among GH Holdings Inc., HII Holding Corporation, the Lenders party hereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent, RBC Capital Markets, as Syndication Agent, RBC Capital Markets and Deutsche Bank Securities Inc., as Co- Documentation Agents, RBC Capital Markets, Deutsche Bank Securities Inc. and UBS Securities LLC, as Joint Lead Arrangers and RBC Capital Markets, Deutsche Bank Securities Inc. and UBS Securities LLC, as Joint Bookrunners, as amended prior to the date hereof.

The transactions described above are collectively referred to as the “Transactions”.

Exhibit A-1

EXHIBIT B

(to Commitment Letter dated as of April 4, 2017)

SUMMARY OF TERMS AND CONDITIONS

PROJECT HELIOS

QUAKER CHEMICAL CORPORATION

$1.15 BILLION SENIOR SECURED CREDIT FACILITIES

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Company:	Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”).

Borrowers:	The Company, the Foreign Designated Borrowers (defined below) and the Domestic Designated Borrowers (defined below) (collectively, the “Borrowers”). The Company and the Domestic Designated Borrowers will be jointly and severally liable for all obligations of all Borrowers. The Foreign Designated Borrowers will be jointly and severally liable for the obligations of each Foreign Designated Borrower, but not for the obligations of the Company and the Domestic Designated Borrowers. The Company shall serve as the agent for each Borrower in connection with all notices and actions required under the Facilities Documentation.

Domestic Designated Borrowers:	After the Closing Date, the Company (with the consent of the Administrative Agent) may appoint one or more wholly-owned domestic restricted subsidiaries as co-borrowers under the Revolving Credit Facility, on customary terms and conditions pursuant to the Facilities Documentation (the “Domestic Designated Borrowers”). There shall be no Domestic Designated Borrowers on the Closing Date.

Foreign Designated Borrowers:	Quaker Chemical B.V. and Quaker Chemical Europe B.V., each a corporation organized under the laws of the Netherlands and wholly owned (indirectly) by the Company (together, the “Dutch Borrower”) shall be the borrower under the Euro Term Loan Facility on the Closing Date, and shall be a co-borrower under the Revolving Credit Facility, all pursuant to the Facilities Documentation. In addition, after the Closing Date, the Company (with the consent of the Administrative Agent and, other than in the case of a subsidiary organized under the laws of the Netherlands, each Lender with a commitment to the Revolving Credit Facility) may appoint one or more additional wholly-owned foreign restricted subsidiaries as co-borrowers under the Revolving Credit Facility, on customary terms and conditions pursuant to the Facilities Documentation (such foreign co-borrowers, along with the Dutch Borrower, the “Foreign Designated Borrowers” and together with the Domestic Designated Borrowers, the “Designated Borrowers”). The Dutch Borrower shall be the only Foreign Designated Borrower and the only Designated Borrower on the Closing Date.

Exhibit B-1

Domestic Guarantors:	(i) The obligations of the Company and the Domestic Designated Borrowers under the Senior Credit Facilities, (ii) any treasury management agreements of a Loan Party with a Lender (or any affiliate thereof) and designated as secured obligations by the Company and (iii) interest protection or other hedging arrangements entered into by the Company or any other Loan Party with a Lender (or any affiliate thereof) and designated by the Company as secured obligations, will each be guaranteed by (a) the Company and each Domestic Designated Borrower, and (b) each existing and future direct and indirect Material Domestic Subsidiary (defined below) of the Company (other than any foreign subsidiary holding company or any domestic subsidiary that is a direct or indirect subsidiary of a foreign subsidiary) (collectively, the “Domestic Guarantors”). All guarantees will be guarantees of payment and not of collection.

“Material Domestic Subsidiary” means each wholly-owned domestic subsidiary of the Company (including G.H. Holdings Inc., a Delaware corporation and its domestic subsidiaries) that individually represents greater than or equal to either (a) 5% of the consolidated total assets of the Company and its domestic subsidiaries or (b) 5% of the EBITDA of the Company and its domestic subsidiaries; provided that in any event the Material Domestic Subsidiaries, the Domestic Designated Borrowers and the Company on a combined basis shall represent at least 85% of the consolidated total assets and EBITDA of the Company and its domestic subsidiaries. EBITDA and total assets shall be determined on a pro forma basis after giving effect to the Acquisition. The determination of which subsidiaries constitute Material Domestic Subsidiaries shall be at closing and thereafter only on an annual basis in connection with the delivery of the audited financial statements or upon the consummation of any material acquisition.

Foreign Guarantors:	The obligations of the Foreign Designated Borrowers under the Senior Credit Facilities, and any treasury management, interest protection or other hedging arrangements entered into by the Company or a foreign subsidiary of the Company with a Lender (or any affiliate thereof), will each be guaranteed by (a) each Borrower, (b) each Domestic Guarantor and (c) existing and future direct and indirect Material Foreign Subsidiary (defined below) of the Company (collectively, the “Foreign Guarantors” and together with the Domestic Guarantors, the “Guarantors” and the Guarantors together with the Borrowers, the “Loan Parties”). For the avoidance of doubt, the Facilities Documentation will not require (a) any foreign subsidiary of the Company or (b) any domestic subsidiary of the Company, substantially all of the assets of which consist of the equity of foreign subsidiaries, to provide a guarantee of any obligation of the Company or any of its domestic subsidiaries under the Senior Credit Facilities or under any treasury management, interest protection or other hedging arrangements. All guarantees will be guarantees of payment and not of collection.

Exhibit B-2

“Material Foreign Subsidiary” means each wholly-owned foreign subsidiary of the Company that individually represents greater than or equal to either (a) 10% of the total assets of the Company and its subsidiaries on a consolidated basis or (b) 10% of the EBITDA of the Company and its subsidiaries on a consolidated basis; provided that (i) in the event the Company and the Administrative Agent agree that the provision of a guarantee by any foreign subsidiary is impractical or legally unobtainable, or the cost thereof is likely to exceed the benefit, such foreign subsidiary may be excluded (with appropriate substitutions in other jurisdictions to the extent agreed in lieu thereof) and (ii) no subsidiary organized under the laws of China will be a Material Foreign Subsidiary regardless of assets or EBITDA. EBITDA and total assets shall be determined on a pro forma basis after giving effect to the Acquisition. The determination of which subsidiaries constitute Material Foreign Subsidiaries shall be at closing and thereafter only on an annual basis in connection with the delivery of the audited financial statements or upon the consummation of any material acquisition.

Administrative and Collateral Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative and collateral agent for the Senior Credit Facilities (the “Administrative Agent”).

Syndication Agents:	Deutsche Bank Securities Inc. (“DBSI”) will act as syndication agent for the Senior Credit Facilities.

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates) (“MLPFS”), DBSI (collectively with MLPFS, the “Lead Arrangers” and each a “Lead Arranger”) and, as applicable, certain additional lead arrangers appointed by the Company and reasonably acceptable to the Lead Arrangers pursuant to the Commitment Letter.

Lenders:	Bank of America, Deutsche Bank AG New York Branch and other banks, financial institutions and institutional lenders (other than Disqualified Lenders) acceptable to the Lead Arrangers and the Administrative Agent selected in consultation with the Company (collectively, the “Lenders”).

Senior Credit Facilities:	An aggregate principal amount of $1.15 billion will be available through the following facilities:

U.S. Dollar Term Loan Facility: a $575 million five-year Term Loan Facility, all of which will be drawn by the Company in U.S dollars on the Closing Date (as defined below).

Exhibit B-3

Euro Term Loan Facility: a $175 million equivalent five-year Term Loan Facility, all of which will be drawn by either or both of the Dutch Borrowers, as directed by the Company in a borrowing notice delivered prior to the Closing Date, in Euros on the Closing Date.

Revolving Credit Facility: a $400 million Revolving Credit Facility, available in U.S. dollars or Alternative Currencies (defined below) from time to time on or after the Closing Date until the fifth anniversary of the Closing Date, which will include (a) a $50 million sublimit for the issuance of standby and commercial letters of credit in U.S. dollars only for the account of the Company and/or its subsidiaries (each a “Letter of Credit”) and (b) a $60 million sublimit for swingline loans to be made in U.S. dollars and Euros (each a “Swingline Loan”). The entire Revolving Credit Facility shall be available for loans to Designated Borrowers and for loans (other than Swingline Loans) in Alternative Currencies.

Letters of Credit will be issued by Bank of America (in such capacity, the “Fronting Bank”) and Swingline Loans may be made available by Bank of America and/or one or more branches or affiliates of Bank of America to be determined, and each of the Lenders under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Notwithstanding the foregoing, on the Closing Date no more than $275 million of loans and letters of credit may be made or issued (or in the case of letters of credit under the Existing Company Credit Agreement, continued under the Facilities Documentation) under the Revolving Credit Facility.

Swingline Option:	Swingline Loans may be made available in U.S. dollars and Euros only, in an aggregate amount not exceeding $60 million and in minimum amounts of $100,000. Swingline Loans denominated in U.S. dollars will be made available by Bank of America on a same day basis. Swingline Loans denominated in Euros will be made available to any Foreign Designated Borrower organized under the laws of the Netherlands or another European country by Bank of America Merrill Lynch International, or one or more other branches or affiliates of Bank of America to be determined, on a same day basis, in each case subject to notice by a local time on such day in New York (with respect to U.S. dollars) or London (with respect to Euros) to be determined. The applicable Borrower must repay each Swingline Loan in full no later than ten (10) business days after such loan is made; provided, however, Swingline Loans may be repaid with proceeds of new Swingline Loans.

Multicurrency Option:	Multicurrency borrowings under the Revolving Credit Facility will be available in each of Euro, Sterling, Yen, Canadian Dollars, Mexican Pesos and Australian Dollars (together with any other currencies acceptable to the Administrative Agent and the Revolving Credit Lenders, the “Alternative Currencies”). Multicurrency loans will be available on four business days’ notice to the Administrative Agent (or five business days’ notice in the case of certain designated currencies requiring additional notice).

Exhibit B-4

Loan fundings and payments in respect of non-U.S. dollar loans will be made in the applicable foreign currency.

In the case of loans denominated in Alternative Currencies (including the Euro Term Loan Facility), Bank of America will at periodic intervals, and may, at its discretion, at other times, recalculate the aggregate exposure under such loans denominated in Alternative Currencies and outstanding under the Revolving Credit Facility and the Euro Term Loan Facility at any time to account for fluctuations in exchange rates affecting the currencies in which any such non-U.S. dollar loans are denominated. All calculations by Bank of America of foreign currency equivalents will be based on its spot foreign exchange rates. If, as a result of any such recalculation, the aggregate exposure under loans outstanding under the Revolving Credit Facility exceeds an amount equal to 105% of the aggregate commitment under the Revolving Credit Facility at such time, the Borrowers will prepay loans in the amount necessary to eliminate such excess.

Restricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to limitations to be agreed (including limitations on investments), the Company will be permitted after the Closing Date to designate any existing or subsequently acquired or organized subsidiary (and its subsidiaries) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary; provided that (a) before and after giving effect to such designation, no event of default shall have occurred and be continuing, (b) after giving effect to such designation, the Company shall be in pro forma compliance with the Financial Covenants (defined below) as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are required to be delivered, (c) no unrestricted subsidiary, once re-designated as a restricted subsidiary, may thereafter again be designated as an unrestricted subsidiary and (d) the Company and its restricted subsidiaries shall at the time of the designation, represent, on a combined basis (and without taking into account the assets or EBITDA (to be defined in the Facilities Documentation) of any unrestricted subsidiary or the value of any investment therein), at least 90% of the consolidated total assets and at least 90% of the EBITDA of the Company and its subsidiaries. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant (including the Financial Covenants) contained in the Facilities Documentation.

Exhibit B-5

Incremental Facilities:	After the Closing Date, the Company will be permitted (a) to add one or more incremental term loan facilities to the Senior Credit Facilities and/or increase any Term Loan Facility (each, an “Incremental Term Loan Facility” and the commitments in respect thereof the “Incremental Term Loan Commitments”) and/or (b) to increase the Revolving Credit Facility (the “Incremental Revolving Increases”, and together with the Incremental Term Loan Facilities, the “Incremental Facilities”; and the commitments in respect thereof are referred to as the “Incremental Revolving Commitments”, and together with the Incremental Term Loan Commitments, the “Incremental Commitments”) in an aggregate principal amount for all such Incremental Facilities not to exceed $200 million (each of which shall be in a minimum principal amount of $25 million), provided that:

(i)	no Lender will be required or otherwise obligated to provide any portion of such Incremental Facility;

(ii)	no default or event of default exists immediately prior to or after giving effect thereto, provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate any acquisition of all or substantially all of a person or line of business where all or a portion of the purchase price thereof is being financed, but the consummation of which is not conditioned on the availability of financing (a “Limited Condition Acquisition”), then at the election of the Company and with the consent of the Administrative Agent and the lenders providing such Incremental Facility, such condition may be measured on the date of entering into of the definitive documentation for such Limited Condition Acquisition, provided further that in no event shall any payment or bankruptcy event of default exist immediately prior to or after giving effect to such Incremental Facility and such Limited Condition Acquisition;

(iii)	the Company is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and assuming that the commitments under such Incremental Facility are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the Financial Covenants; provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate a Limited Condition Acquisition, then at the election of the Company and with the consent of the Administrative Agent and the lenders providing such Incremental Term Loan Facility, such compliance may be measured on the date of entering into of the definitive documentation for such Limited Condition Acquisition; provided further that upon such an election by the Company, on any date of measurement of any of the Financial Covenants for any purpose after such date (and prior to the earlier of (i) the consummation of such Limited Condition Acquisition or (ii) the termination of the definitive agreement for such Limited Condition Acquisition without the consummation thereof), the requisite Financial Covenant levels shall be required to be satisfied both by taking into account, and without taking into account, such Limited Condition Acquisition and such Incremental Term Loan Facility;

Exhibit B-6

(iv)	the maturity date of any such Incremental Term Loan Facility shall be no earlier than the maturity date of any Term Loan Facility and the weighted average life of such Incremental Term Loan Facility shall be no shorter than the then remaining weighted average life of any Term Loan Facility;

(v)	the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Company and the lenders thereunder;

(vi)	the other terms and documentation in respect of any Incremental Term Loan Facility, to the extent not consistent with the applicable Term Loan Facility, will be reasonably satisfactory to the Administrative Agent, the Company and the lenders providing such Incremental Term Loan Facility, provided that in no event shall the covenants, defaults and similar non-economic provisions applicable to any Incremental Term Loan Facility, taken as a whole, (x) be more restrictive than the corresponding terms set forth in the then existing Facilities Documentation (except to the extent either (A) applicable to the all of the Senior Credit Facilities or (B) only applicable after the latest maturity date of the other tranches of the Senior Credit Facilities then in effect) or (y) contravene any of the terms of the then existing Facilities Documentation;

(vii)	each Incremental Revolving Increase shall have the same terms and be pursuant to the same documentation as the Revolving Credit Facility;

(viii)	any such Incremental Facility shall have the same guarantees and be secured only by the Collateral (defined below) on an equal priority basis with the relevant Senior Credit Facilities;

(ix)	any prepayments of Incremental Term Loan Facilities shall be applied no greater than ratably with the then existing Term Loan Facilities; and

(x)	all representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or, with respect to those modified by materiality standards, in all respects) on and as of the date of incurrence of any Incremental Facility (or, with respect to any representations and warranties that expressly refer to an earlier date, as of such earlier date); provided that in the case of an Incremental Term Loan Facility being used (in whole or in part) to consummate a Limited Condition Acquisition, then (at the election of the Company) the Administrative Agent and the lenders providing an Incremental Term Loan Facility may elect to limit the representations and warranties the accuracy of which are a condition precedent to the effectiveness of such Incremental Term Loan Facility in a customary “SunGard” manner for limited conditionality acquisitions, provided further that in such a case, on the date of, and as a condition to, the entering into of the definitive documentation for such Limited Condition Acquisition all representations and warranties in the loan documentation shall be true and correct in all material respects on and as of such date (or, with respect to any representations and warranties that expressly refer to an earlier date, as of such earlier date).

Exhibit B-7

The Company may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender, if such consent would be required for an assignment of loans or commitments, as applicable, to such Additional Lender.

Purpose:	The proceeds of (i) the Term Loan Facilities shall be used on the Closing Date to finance in part the Transactions and (ii) up to $275 million of the Revolving Credit Facility shall be used on the Closing Date to finance in part the Transactions and to issue Letters of Credit (or permit Letters of Credit outstanding under the Existing Company Credit Agreement to be rolled over into the Revolving Credit Facility) and (iii) the Revolving Credit Facility shall be used after the Closing Date to provide ongoing working capital and for other general corporate purposes of the Company and its subsidiaries including, without limitation, permitted acquisitions and restricted payments.

Closing Date:	The date of the satisfaction of the conditions in the Conditions Exhibit and the initial funding under the Senior Credit Facilities, to occur on or before the Outside Date (the “Closing Date”).

Interest Rates:	As set forth in Addendum I to this Exhibit B.

Maturity:	Each Term Loan Facility shall be subject to repayment according to the Scheduled Amortization (defined below), with the final payment of all amounts outstanding under each Term Loan Facility, plus accrued interest, being due five years after the Closing Date, subject to customary amend and extend provisions as provided below.

The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five years after the Closing Date.

Exhibit B-8

Scheduled Amortization/ Availability:	Revolving Credit Facility: Loans under the Revolving Credit Facility may be made after the Closing Date on a revolving basis up to the full amount of the Revolving Credit Facility and Letters of Credit may be issued up to the sublimit for Letters of Credit.

Term Loan Facilities: Each Term Loan Facility will be subject to quarterly amortization of principal on the third business day after the last day of each March, June, September and December (commencing with the third business day after the last day of the first fiscal quarter immediately after the fiscal quarter in which the Closing Date occurs), in an amount equal to the following percentages of the initial principal amount of each such Term Loan Facility advanced on the Closing Date (with applicable adjustments for voluntary and mandatory prepayments and Incremental Facilities) (the “Scheduled Amortization”):

Fiscal Quarter Payment Date	Percentage

First eight fiscal quarter payment dates after the Closing Date	1.25%

Next four fiscal quarter payment dates	1.875%

Next eight fiscal quarter payment dates	2.50%

Maturity Date	All remaining principal amounts

Mandatory Prepayments and Commitment Reductions:	In addition to the amortization set forth above, the following shall be applied to the prepayment of the Senior Credit Facilities:

(a) 100% of the net cash proceeds, in each case, in excess of $20 million in the aggregate in any fiscal year, of all asset sales, insurance and condemnation recoveries and other asset dispositions (excluding sales of inventory in the ordinary course of business and other exceptions to be agreed upon) by the Company or any of its subsidiaries, subject to reinvestment provisions (which will include the right to reinvest in other assets within 365 days) and baskets to be mutually agreed upon.

(b) 100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Facilities Documentation) by the Company or any of its subsidiaries.

Each such prepayment shall be applied (a) first, to the Term Loan Facilities, pro rata among them, and to the principal installments thereof in direct order of maturity for the next four immediately succeeding amortization payments and thereafter to the remaining amortization payments (including the payment on the maturity date) on a pro rata basis and (b) second, to the Revolving Credit Facility (without any permanent reduction of the commitments thereunder).

Exhibit B-9

Notwithstanding the foregoing, there will be no requirement to make any prepayment where the Company or any of its subsidiaries would reasonably be expected to suffer material adverse tax consequences in the reasonable determination of the Company as a result of repatriating or upstreaming cash, or as a result of the obligation to repatriate or upstream cash, to make such prepayments (including the imposition of withholding taxes). Further, if any payment would be due on a date that would cause the Borrowers to suffer breakage payments, the due date shall, at the request of the Company, be extended to the next business day when no such breakage payments shall be due; provided that the due date shall not, in any event, be extended more than 30 days beyond the initial due date.

Optional Prepayments and Commitment Reductions:	The Senior Credit Facilities may be prepaid in whole or in part at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Each such prepayment of the Term Loan Facilities shall be applied to the applicable Term Loan Facility, and to the principal installments of any such Term Loan Facility, in each case as the Company shall direct. The unutilized portion of the commitments under the Senior Credit Facilities may be irrevocably reduced or terminated by the Company at any time without penalty.

Security:	Each domestic Loan Party (each a “Grantor”) shall grant the Administrative Agent and the Lenders valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) liens and security interests in all of the following (collectively, the “Collateral”):

(a)	All present and future shares of capital stock of (or other ownership or profit interests in) each of its present and future subsidiaries (limited, in the case of each subsidiary of any U.S. entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, to a pledge of 65% of the capital stock of each such controlled foreign corporation.

(b)	All present and future intercompany debt owing to any Grantor.

(c)	All of the present and future personal property and assets of each Grantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, tradenames, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash.

Exhibit B-10

(d)	All proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

The Security shall ratably secure the relevant Grantor’s obligations in respect of the Senior Credit Facilities (including its guarantee obligations) and, as more fully described above, treasury management, interest protection or other hedging arrangements entered into with a Lender (or an affiliate thereof).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property; (ii) any leasehold interests in real property; (iii) motor vehicles and other assets subject to certificates of title, in each case, to the extent a lien thereon cannot be perfected by filing a UCC financing statement (or its equivalent in any applicable jurisdiction); (iv) pledges and security interests prohibited by applicable law, rule or regulation applicable to such Grantor after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition; (v) equity interests in any person other than subsidiaries directly held by a Grantor but specifically excluding equity in non-wholly owned subsidiaries or joint ventures to the extent prohibited by the applicable organizational documents or joint venture agreements; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Company or any subsidiary thereof), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition; (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) notwithstanding such prohibition); (viii) “intent-to-use” trademark applications filed in the United States Patent and Trademark Office, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application; (ix) any equity interests in a public company to the extent the grant thereof, after giving effect to applicable safe-harbors and other exceptions, would violate applicable U.S. margin regulations; (x) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation (and without regard to materiality in the case of Section 956 of the IRS Code), as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) or material adverse regulatory consequences, in each case, as reasonably determined by the Company; (xi) any payroll accounts, employee wage and benefit accounts, tax accounts, escrow accounts, or fiduciary or trust accounts; (xii) any cash collateral for third parties or assets subject to a purchase money security interest or other permitted lien in favor of a third party to the extent such lien is a permitted lien and the underlying third party agreement prohibits other liens on such assets; and (xiii) other exceptions to be mutually agreed upon. The Collateral may also exclude those assets as to which the Administrative Agent and the Company reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof is excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”).

Exhibit B-11

In addition, (a) Grantors shall only be required to use commercially reasonable efforts (in each case, upon the request of the Administrative Agent) to obtain control agreements or control or similar arrangements with respect to (i) deposit accounts (other than accounts with an average daily balance below an amount to be agreed, with respect to which no control agreements shall be required) the perfection of which is governed by the laws of United States and that are not held with a Lender or an affiliate of a Lender or (ii) securities accounts not held with a Lender or an affiliate of a Lender (in each case, with certain other exceptions to be agreed), and (b) no security documents shall be required other than those governed by the laws of the United States or any state thereof or the District of Columbia.

Release of Collateral and Reinstatement of Collateral:	If at any time the Borrower makes a request therefor, pursuant to a certification in form reasonably satisfactory to the Administrative Agent, and (a) either (i) the Consolidated Net Leverage Ratio of the Company and its restricted subsidiaries (A) as of the last day of the two most recently ended fiscal quarters for which a compliance certificate and financial statements have been delivered and (B) as of such date of request, on a pro forma basis, are each less than 2.00 to 1.00 or (ii) a Ratings Release Trigger Event shall have occurred, and (b) no default or event of default shall have occurred and be continuing as of the date of such request, then at the Company’s and its subsidiaries’ sole cost and expense, the Administrative Agent shall (and the Lenders shall authorize the Administrative Agent to) release the liens on the Collateral (a “Collateral Release”). In any event, at such time as the obligations under the credit agreement and loan documents are paid in full (other than indemnities and expense reimbursement obligations for which no demand has been made and other than letters of credit that are cash collateralized) and the Lenders have no commitment to extend further credit thereunder, all of the collateral shall be released regardless of whether there remain treasury management obligations or hedging arrangements.

Exhibit B-12

A “Ratings Release Trigger Event” shall be deemed to have occurred while two of the following have occurred and are continuing: (A) the corporate family rating from Moody’s Investors Service, Inc. (together with its successors, “Moody’s”) is Baa3 or better (with a stable outlook or better), (B) the corporate rating from Standard & Poor’s Ratings Services (together with its successors, “S&P”) is BBB- or better (with a stable outlook or better) or (C) the corporate rating from Fitch Ratings Inc. (together with its successors, “Fitch”) is BBB- or better (with a stable outlook or better).

Promptly after the occurrence of a Collateral Reinstatement Event (defined below), at the Company’s and its subsidiaries’ sole cost and expense, the Loan Parties that are required to be Grantors (and any applicable pledged subsidiary) will take such actions as are reasonably requested by the Administrative Agent to provide to the Administrative Agent, for the benefit of the Lenders and the other secured parties, valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) liens and security interests in the assets that are required to constitute Collateral.

“Collateral Reinstatement Event” means the occurrence of both of the following clauses (a) and (b):

(a) either (i) the Consolidated Net Leverage Ratio of the Company and its restricted subsidiaries as of the last day of the two most recently ended fiscal quarters for which a compliance certificate and financial statements have been delivered is greater than or equal to 2.50 to 1.00 at any time after the occurrence of any Collateral Release, or (ii) the Consolidated Net Leverage Ratio in connection with a pro forma compliance certificate for any purpose other than a quarterly compliance certificate (including the making of acquisitions and/or the proposed incurrence of an Incremental Facility or otherwise) is greater than or equal to 3.00 to 1.00 at any time after the occurrence of any Collateral Release, and

(b) the occurrence of two of the three of the following events: (i) the corporate family rating from Moody’s is Ba1 or below, or no corporate family rating is provided by Moody’s, (ii) the corporate rating from S&P is BB+ or below or no corporate rating is provided by S&P or (iii) the corporate rating from Fitch is BB+ or below or no corporate rating is provided by Fitch.

Exhibit B-13

If in connection with any requirement to satisfy a pro forma compliance test under the Facilities Documentation (including in connection with the designation of any restricted subsidiary, any incurrence of an Incremental Facility, any investment or restricted payment basket, or otherwise) a Collateral Reinstatement Event shall be occurring upon, or as a result of, such transaction being consummated, the provisions in this paragraph regarding the granting and perfection of liens on assets required to constitute Collateral shall be an express condition precedent to any such transaction.

Conditions Precedent to Closing:	The availability of the initial borrowing and other extensions of credit under the Senior Credit Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the Conditions Exhibit.

Conditions Precedent to All Extensions of Credit After Closing Date:	Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to the receipt of a customary borrowing notice and the satisfaction of the following conditions precedent: (i) all of the representations and warranties in the Facilities Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, (ii) no event of default under the Senior Credit Facilities or incipient default shall have occurred and be continuing or would result from such extension of credit, (iii) in the case of a multicurrency credit extension under the Revolving Credit Facility, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls that would make it impracticable for such credit extension to be denominated in the relevant currency and (iv) in the case of a loan to a subsidiary intended to be Designated Borrower, such Designated Borrower shall have satisfied all requirements under the Facilities Documentation to constitute a Designated Borrower.

Representations and Warranties:	The following representations and warranties applicable to the Company and its restricted subsidiaries (subject, in certain cases, to exceptions and qualifications to be agreed in the Facilities Documentation): (i) legal existence, qualification and power; (ii) due authorization and no contravention of law, material contracts or organizational documents; (iii) governmental and third party approvals and consents; (iv) enforceability; (v) accuracy and completeness of specified financial statements and other information and no Material Adverse Effect; (vi) no material litigation; (vii) no default; (viii) ownership of property; including disclosure of liens, properties, leases and investments; (ix) insurance matters; (x) environmental matters; (xi) taxpayer identification number, other identifying information; (xii) tax matters; (xiii) ERISA compliance; (xiv) identification of subsidiaries, equity interests and Loan Parties; (xv) use of proceeds and not engaging in business of purchasing/carrying margin stock; (xvi) status under Investment Company Act; (xvii) accuracy of disclosure; (xviii) compliance with laws; (xix) intellectual property, licenses, etc.; (xx) solvency; (xxi) labor matters; (xxii) collateral documents; (xxiii) PATRIOT Act, OFAC, anti-corruption laws; (xxiv) no Loan Party is an EEA Financial Institution (to be defined in the Facilities Documentation); and (xxv) representations as to foreign obligors.

Exhibit B-14

Covenants:	The following affirmative, negative and financial covenants applicable to the Company and its restricted subsidiaries (subject, in certain cases, to exceptions, qualifications and baskets to be agreed in the Facilities Documentation):

(a)	Affirmative Covenants - (i) delivery of financial statements, budgets and forecasts; (ii) delivery of certificates and other information; (iii) delivery of notices (including of any default, material adverse condition, litigation or ERISA event); (iv) payment of obligations and taxes; (v) preservation of existence; (vi) maintenance of properties; (vii) maintenance of insurance; (viii) compliance with laws and material contracts; (ix) maintenance of books and records; (x) inspection rights; (xi) use of proceeds; (xii) covenant to guarantee obligations, give security (including in connection with a Collateral Reinstatement Event and with respect to Guarantors and Collateral not provided, or with respect to which certain items are not provided (including officer’s certificates and opinions) on the Closing Date); (xiii) compliance with environmental laws; (xiv) approvals and authorizations; (xv) further assurances; (xvi) anti-corruption laws; (xvii) designation as senior debt; and (xviii) interest rate hedging.

(b)	Negative Covenants - Restrictions on (i) liens; (ii) indebtedness, (including guarantees of indebtedness), provided that the Company shall be permitted to raise unsecured debt in the public market; (iii) investments (including loans and advances); (iv) mergers and other fundamental changes; (v) sales and other dispositions of property or assets; (vi) payments of dividends and other distributions and making of share repurchases (provided that (x) dividends may be paid, and share repurchases may be made, by the Company in an annual amount not to exceed the greater of $50 million and 20% of consolidated EBITDA for the immediately preceding four-quarter period so long as there is no event of default and none would be caused thereby and (y) dividends, distributions and share repurchases may be made on an unlimited basis so long as the pro forma Consolidated Net Leverage Ratio (giving effect thereto, any indebtedness incurred in connection therewith and any other applicable pro forma adjustments) is less than 2.0 to 1.0 and there is no event of default and none would be caused thereby); (vii) changes in the nature of business; (viii) transactions with affiliates; (ix) burdensome agreements; (x) use of proceeds; (xi) amendments of organizational documents; (xii) changes in fiscal year or in accounting policies or reporting practices; (xiii) prepayments of subordinated indebtedness; (xiv) modification or termination of documents related to subordinated indebtedness; (xv) sale and leaseback transactions; (xvi) OFAC and other sanctions; and (xvii) FCPA and other anti-corruption laws.

Exhibit B-15

(c)	Financial Covenants - The following (the “Financial Covenants”):

•	Consolidated Interest Coverage Ratio (ratio of Consolidated EBITDA to interest payments, with financial definitions to be agreed) not to be less than 3.00 to 1.00.

•	Consolidated Net Leverage Ratio (ratio of (x) Consolidated Funded Indebtedness less domestic unrestricted cash less 60% of unrestricted cash held by foreign restricted subsidiaries to (y) Consolidated EBITDA, with financial definitions to be agreed) not to be greater than 4.25 to 1.00, with stepdowns to be agreed.

Each of the ratios referred to above will be calculated as of the last day of each fiscal quarter of the Company on a consolidated basis for each consecutive four fiscal quarter period.

Interest Rate Protection:	The Borrowers shall obtain interest rate protection in form and with parties acceptable to the Administrative Agent for a notional amount equal to 25% of the aggregate principal amount of the Term Loan Facilities for a period of three years following the Closing Date and otherwise on terms to be agreed in the Facilities Documentation.

Events of Default:	Usual and customary in transactions of this type, including, without limitation, the following (with such grace periods and materiality thresholds to be determined), which apply in certain cases only to the Company and its Significant Subsidiaries (to be defined in the Facilities Documentation): (i) nonpayment in the required currency of principal, interest, fees or other amounts; (ii) failure to perform or observe covenants set forth in the Facilities Documentation within a specified period of time, where customary and appropriate, after such failure; (iii) any representation or warranty proving to have been incorrect in any material respect, or in the case of any representation or warranty qualified by materiality or Material Adverse Effect, in any respect, when made or confirmed; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) inability to pay debts; (vii) monetary judgment defaults in an amount to be agreed and material nonmonetary judgment defaults; (viii) customary ERISA defaults; (ix) actual or asserted invalidity or impairment of any of the Facilities Documentation; (x) any security interest in any material portion of the Collateral shall cease to be enforceable and of the same priority purported to be created thereby; (xi) change of control of the Company.

Exhibit B-16

EU Bail-In:	The Facilities Documentation shall contain a customary acknowledgement and consent to Bail-In of EEA Financial Institutions (each to be defined in the Facilities Documentation).

Assignments and Participations:	Revolving Credit Facility Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Revolving Credit Facility in a minimum amount equal to $5 million.

Term Loan Facilities Assignments: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of any Term Loan Facility in a minimum amount equal to $1 million. The Definitive Documentation shall contain customary borrower buy back provisions for the Term Loan Facilities up to an amount to be determined, which shall include, without limitation that such loans be cancelled immediately upon assignment, the Revolving Credit Facility not be used to consummate such buy backs, the Borrower shall provide a “no MNPI” representation at the time of the buy back and no Event of Default shall have occurred and be continuing or would result from such buy back.

Consents: The consent of the Company (which consent shall be deemed to have been provided in the event the Company shall not have objected within seven business days of receiving notice of such proposed assignment) will be required unless (i) an Event of Default has occurred and is continuing, (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Facilities Documentation) or (iii) such assignment is made prior to the Syndication Assistance Termination Date in connection with the initial syndication of the Senior Credit Facilities. The consent of the Administrative Agent will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under any Term Loan Facility to an entity that is not a Lender with a commitment in respect of the applicable facility, an affiliate of such Lender or an Approved Fund in respect of such Lender or (ii) of any outstanding term loan to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Fronting Bank and the lender of any Swingline Loan will be required for any assignment under the Revolving Credit Facility.

Assignments Generally: An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Company or the Administrative Agent, to assign as security all or part of its rights under the Facilities Documentation to any Federal Reserve Bank.

Exhibit B-17

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, extension of maturity date, releases of all or substantially all of the Collateral or all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors, or the release of the Company as guarantor of the obligations of the Designated Borrowers.

Disqualified Lenders: So long as the list of Disqualified Lenders (the “DQ Lender List”) is disclosed to all Lenders, assignments and participations to Disqualified Lenders shall not be permitted without the consent of the Borrower (it being acknowledged and agreed that the Administrative Agent shall be permitted to disclose the list of Disqualified Lenders to all Lenders and potential assignees); provided that in no event shall the Administrative Agent have any liability with respect to the contents, maintenance or distribution of the DQ Lender List, or any assignment to a Disqualified Lender. Notwithstanding the foregoing, (a) in no event shall the Administrative Agent be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof or of the Facilities Documentation relating to Disqualified Lenders or the DQ Lender List and (b) without limiting the generality of the foregoing clause (a), the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Waivers and Amendments:	Amendments and waivers of the provisions of the loan agreement and other Facilities Documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of the loans and commitments under the Senior Credit Facilities (the “Required Lenders”), except that (a) the consent of each Initial Lender shall be required with respect to the waiver of certain conditions precedent to the initial credit extension under the Senior Credit Facilities (subject to the provisions of the Commitment Letter relating to assignments prior to the Closing Date); (b) the consent of each Lender shall be required with respect to (i) the amendment of certain of the pro rata sharing provisions, (ii) the amendment of the voting percentages of the Lenders, (iii) except in connection with the Collateral Release provided above, the release of all or substantially all of the Collateral securing the Senior Credit Facilities, (iv) the release of all or substantially all of the value of the guaranty of the Borrowers’ obligations made by the Guarantors and (v) the release of the Company as guarantor of the obligations of the Designated Borrowers; (c) the consent of each Lender affected thereby shall be required with respect to (i) increases or extensions in the commitment of such Lender, (ii) reductions of principal, interest or fees of such Lender, and (iii) extensions of scheduled maturities or times for payment to such Lender; and (d) the consent of the Lenders holding more than 50% of the loans and commitments under the applicable facility shall be required with respect to certain other matters. The Facilities Documentation shall contain customary “amend and extend” provisions. The Borrower and the Administrative Agent, with notice to the Lenders, shall be entitled to enter into amendments to cure any ambiguity, defect or inconsistency in the documents.

Exhibit B-18

Indemnification:	The Loan Parties will indemnify and hold harmless the Administrative Agent, each Commitment Party, each other agent, each Lender, each of their respective affiliates and each of their respective partners, officers, directors, employees, agents, trustees, administrators, managers, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) the execution or delivery of any Facilities Documentation or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, the consummation of the Senior Credit Facilities or any of the other Transactions or, in the case of the Administrative Agent (and any sub-agent thereof) and its related parties only, the administration of the Facilities Documentation, (b) any loan or Letter of Credit or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company or any of its subsidiaries, or any environmental liability related in any way to the Company or any of its subsidiaries, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under the Facilities Documentation; provided that, in the case of legal expenses, the Loan Parties’ obligations hereunder shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, one local counsel in each relevant jurisdiction (including each jurisdiction of each Foreign Designated Borrower and of each Foreign Guarantor), one reasonably necessary specialty counsel for each relevant specialty and one or more additional counsel if one or more conflicts of interest, or perceived conflicts of interest, arise.

Exhibit B-19

Governing Law:	State of New York.

Fees and Expenses:	As set forth in Addendum I to this Exhibit B.

Counsel to The Administrative agent:	McGuireWoods LLP.

Defaulting Lenders:	The Facilities Documentation shall contain customary provisions relating to “defaulting” Lenders (including, without limitation, provisions relating to providing cash collateral to support Letters of Credit and swingline loans, the suspension of voting rights and rights to receive interest and fees, and assignment of commitments or loans of such Lenders).

Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Facilities Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

Exhibit B-20

Addendum I to Exhibit B

Pricing, Fees and Expenses

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities (other than in respect of Swingline Loans) will be, at the option of the Company, (a) the Eurocurrency Rate (to be defined in the Facilities Documentation with respect to the applicable currency, and which shall not in any event be less than 0%) plus the Applicable Margin (defined below) or, (b) for borrowings in U.S. dollars, the Base Rate (to be defined as the highest of (i) the Federal Funds Rate plus ½ of 1%, (ii) the Bank of America prime rate and (iii) LIBOR for U.S. dollars (which shall in no event be less than 0%) plus 1.00%) plus the Applicable Margin. “Applicable Margin” means (a) from the Closing Date until the delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, 2.00% per annum, in the case of Eurocurrency Rate loans, and 1.00% per annum, in the case of Base Rate loans, and (b) thereafter, a percentage per annum to be determined in accordance with the Pricing Grid (defined below). Each Swingline Loan denominated in U.S. dollars shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Credit Facility. Each Swingline Loan denominated in Euros shall bear interest at a customary rate of interest for such advances to be determined.

The Company (on behalf of the applicable Borrower) may select interest periods of one, two, three or six months for Eurocurrency Rate loans or, upon consent of all of the Lenders under the applicable facility, such other period that is twelve months or less, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the Facilities Documentation, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:	Commencing on the Closing Date, a commitment fee of (a) until the delivery of financial statements for the first full fiscal quarter after the fiscal quarter in which the Closing Date occurs, 0.30% per annum, and (b) thereafter, a percentage per annum determined in accordance with the Pricing Grid shall be payable on the actual daily unused portions of the Revolving Credit Facility. Such fee shall be payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Exhibit B-21

Letter of Credit Fees:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each Letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to Revolving Credit Eurocurrency Rate loans. Such fees will be (a) payable quarterly in arrears, commencing on the first quarterly payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Fronting Bank for its own account, in an amount to be mutually agreed.

Pricing Grid:	The Applicable Margin, the commitment fee rate and the letter of credit fee rate shall be determined in accordance with the following pricing grid based on the Consolidated Net Leverage Ratio (the “Pricing Grid”), commencing with the date of delivery of the financial statements for the first full fiscal quarter of the Company after the fiscal quarter in which the Closing Date occurs:

Consolidated Net Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurocurrency Rate Loans / Letter of Credit Fee Rate	Commitment Fee Rate
> 3.75 to 1.00	1.25%	2.25%	0.35%
< 3.75 to 1.00 but > 3.25 to 1.00	1.00%	2.00%	0.30%
< 3.25 to 1.00 but > 2.25 to 1.00	0.75%	1.75%	0.30%
< 2.25 to 1.00 but > 1.50 to 1.00	0.50%	1.50%	0.25%
< 1.50 to 1.00	0.25%	1.25%	0.20%

Calculation of Interest and Fees:	Other than calculations in respect of the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes (subject to customary limitations).

Exhibit B-22

Expenses:	The Company will pay all reasonable costs and expenses of the Administrative Agent and the Commitment Parties associated with the preparation, due diligence, administration, syndication and closing of all Facilities Documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and the Lead Arrangers (limited to one primary counsel, reasonably necessary specialty counsel, if any, and reasonably necessary local counsel in each relevant local jurisdiction (which may be a single local counsel in multiple jurisdictions as applicable, and shall in any event include each jurisdiction of each Foreign Designated Borrower and of each Foreign Guarantor, if any)), regardless of whether or not the Senior Credit Facilities are closed. The Company will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Facilities Documentation.

Exhibit B-23

EXHIBIT C

(to Commitment Letter dated as of April 4, 2017)

PROJECT HELIOS

QUAKER CHEMICAL CORPORATION

CONDITIONS PRECEDENT TO CLOSING DATE

Capitalized terms used but not defined in this Exhibit C shall have the meanings set forth in the Commitment Letter or in the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of the following conditions precedent:

1.	Subject in each case to the Limited Conditionality Provision, the Facilities Documentation shall be consistent, in each case, with the Commitment Letter and shall be otherwise reasonably satisfactory to the Commitment Parties and the Company and will have been executed and delivered to the Commitment Parties and the Administrative Agent and the Administrative Agent and the Commitment Parties shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of reasonably necessary special counsel (if any) and local counsel (including Dutch counsel) as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (or foreign equivalent, if applicable, in each case with respect to the applicable jurisdiction of incorporation or organization of each Loan Party), a customary officer’s certificate, a customary borrowing notice and a solvency certificate of the Company’s chief financial officer (certifying that, after giving effect to the Transactions, the Company and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C.

2.	Subject in all respects to the Limited Conditionality Provision, the Lead Arrangers shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Facilities Documentation) lien and security interest in the Collateral (including, in the case of pledges by the domestic Loan Parties, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable), and all filings, recordations and searches necessary or desirable in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (including UCC and other lien searches, intellectual property searches, and insurance policies).

Exhibit C-1

3.	Since December 31, 2016, there shall not have occurred a Closing Date Material Adverse Effect with respect to the Target and its subsidiaries, or any event, condition or contingency that could reasonably expected to have a Closing Date Material Adverse Effect. “Closing Date Material Adverse Effect” means any event, occurrence, fact, condition or change that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the consolidated results of operations or financial condition of the Target and the Target’s subsidiaries, taken as a whole or (b) the ability of any Seller (as defined in the Purchase Agreement) to consummate the transactions contemplated by the Purchase Agreement on a timely basis; provided that in determining whether there has been or may be a “Closing Date Material Adverse Effect”, no such event, occurrence, fact, condition or change shall be taken into account to the extent it, directly or indirectly, arises out of, results from or is attributable to: (i) general economic, business, industry or credit conditions; (ii) conditions generally affecting the industries in which the Target and the Target’s subsidiaries operate; (iii) any changes in financial or securities markets in general (whether in the United States or internationally), including conditions affecting generally the industries or markets in which the Company and the Company Subsidiaries operate; (iv) acts of war (whether or not declared), sabotage, armed hostilities or terrorism, military actions or the escalation or worsening thereof; (v) any changes in applicable laws, regulations or accounting rules, including GAAP, or the interpretation or enforcement thereof; (vi) the taking of any action required by the Purchase Agreement or the Transaction Documents (as defined in the Purchase Agreement); (vii) the public announcement of the Purchase Agreement or pendency of the transactions contemplated by the Purchase Agreement, including any suit, action or proceeding in connection with the transactions contemplated by the Purchase Agreement; (viii) the taking of any action with the approval of the Buyer (as defined in the Purchase Agreement); (ix) actions required to be taken under applicable law; (x) any acts of God; and (xi) the failure by the Target or the Target’s subsidiaries to meet any projections, estimates or budgets for any period prior to, on or after the date of the Purchase Agreement (provided that the underlying causes of any such failure shall not be excluded solely due to this clause (xi) and, provided further, that this clause (xi) shall not be construed as implying that the Seller (as defined in the Purchase Agreement) is making any representation or warranty in the Purchase Agreement with respect to any projections, estimates or budgets and no such representations or warranties are being made); provided further that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) or (ix) immediately above shall be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change affects the Target and the Target’s subsidiaries in a disproportionate manner compared to other participants in the industries in which the Target and the Target’s subsidiaries operate.

4.	The Commitment Parties shall have received true and correct fully-executed copies of the documentation for the Acquisition and other aspects of the Transactions, including the purchase agreement executed in connection with the Acquisition (including all exhibits, annexes, schedules, other attachments and other disclosure letters thereto), dated as of the date of the effectiveness of the Commitment Letter or, as applicable, the date of the subsequent delivery or amendment (including all exhibits, annexes, schedules, other attachments and other disclosure letters thereto, the “Purchase Agreement”), along with all other material documentation for the Acquisition, each of which shall be in form and substance reasonably satisfactory to the Commitment Parties. The Commitment Parties agree that the fully-executed Share Purchase Agreement delivered via email by David Marley of Drinker Biddle & Reath LLP to McGuireWoods LLP on April 4, 2017 at 8:50 p.m. Eastern Daylight Time, along with the Exhibits and Seller Disclosure Schedules to the Share Purchase Agreement attached to such email, are all reasonably satisfactory to the Commitment Parties (it being further understood that any Exhibits or Schedules to the Share Purchase Agreement not attached to the above-referenced email, if any, have not been provided to the Commitment Parties as of the date and time of execution of the Commitment Letter by the Commitment Parties).

5.	The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Credit Facilities shall be consummated (including the consummation of the applicable regulatory requirements and receipt of the applicable third party consents, in each case, as required by the Purchase Agreement), in each case in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers and as to which the Administrative Agent and Lead Arrangers have not consented; provided that (1) any amendment to the definition of “Material Adverse Effect “and any amendment to the “Xerox” provisions or the governing law provisions in the Purchase Agreement shall, in each case, be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers, (2) any change to the form of the purchase price that would increase the cash component by more than $5 million shall be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers if any portion of such increase is funded with indebtedness, (3) any reduction to the purchase price by more than $10 million shall be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent and the Lead Arrangers unless such reduction is applied to reduce the principal amount of either Term Loan Facility dollar for dollar and (4) any increase in the purchase price shall not be deemed to be material and adverse to the interests of the Lenders, the Administrative Agent or the Lead Arrangers unless such increase is in an amount in excess of $5 million and all or a portion thereof is funded with indebtedness.

Exhibit C-2

6.	The Refinancing shall have been consummated, and the Lead Arrangers shall have received customary payoff letters in connection therewith as to the total indebtedness with respect thereto required to be paid (except to the extent outstanding letters of credit are to be continued under the Revolving Credit Facility, cash collateralized or subject to back-to-back letters of credit) (the “Prepayment Amount”) and confirming that when the Prepayment Amount is paid and all commitments thereunder have been terminated and cancelled (which will occur on or prior to the receipt of the Prepayment Amount), all liens in connection therewith shall be terminated and released. Such Prepayment Amount shall be paid prior to or concurrently with the initial borrowing under the Senior Credit Facilities. On the Closing Date, after giving effect to the Transactions, neither the Company nor any of its subsidiaries shall have any outstanding indebtedness (other than indebtedness that is permitted under the Facilities Documentation).

7.	The Administrative Agent, the Lead Arrangers and each Initial Lender shall have received at least one business day before the Closing Date all documentation and other information about the Loan Parties and their subsidiaries that shall have been reasonably requested by the Administrative Agent, a Lead Arranger or an Initial Lender in writing at least five business days prior to the Closing Date and that the Administrative Agent, any Lead Arrangers and/or any Initial Lender reasonably determines is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (provided that such information shall, to the extent requested at least 10 business days prior to the Closing Date, have been provided at least five business days prior to the Closing Date).

8.	The Commitment Parties shall have received (a) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (b) consolidated forecasts for the Company and its subsidiaries (after giving effect to the Transactions) of balance sheets, income statements and cash flow statements on an annual basis for each year during the term of the Senior Credit Facilities and on a quarterly basis for the first year after the Closing Date.

9.	The Commitment Parties shall have received (a) audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, (b) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, (c) unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Company and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company and its consolidated subsidiaries ended after December 31, 2016 and ended at least 45 days before the Closing Date and (d) unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Target and its consolidated subsidiaries ended after December 31, 2016 and ended at least 45 days before the Closing Date.

Exhibit C-3

10.	All fees required to be paid on the Closing Date pursuant to the Commitment Letter and/or the Fee Letters in connection with the Senior Credit Facilities and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter (to the extent invoiced at least one business day (or such shorter time as the Company may agree) prior to the Closing Date)) shall, substantially concurrently with the initial borrowing under the Senior Credit Facilities, have been paid.

11.	The Lead Arrangers shall have been afforded a “Marketing Period” of at least 20 consecutive business days after the later of (a) receipt of a customary confidential information memorandum (in form and substance reasonably satisfactory to the Lead Arrangers) to be used in connection with the syndication of the Senior Credit Facilities and (b) the primary bank meeting related thereto, to close and to syndicate the Senior Credit Facilities; provided that (i) none of (A) May 26, 2017, (B) July 3 through July 5, 2017 or (C) November 20 through November 24, 2017 shall constitute business days and (ii) if such period has not ended (A) on or before August 25, 2017, it shall not commence before September 5, 2017 or (B) on or before December 22, 2017, it shall not commence before January 2, 2018. Notwithstanding the foregoing, the achievement of a Successful Syndication (after the expiration of the Marketing Period) is not a condition to closing.

12.	The Specified Representations and the Specified Purchase Agreement Representations will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects), as certified by a responsible officer of the Company.

13.	The Closing Date and initial funding of the Senior Credit Facilities shall have occurred on or before the Outside Date.

Exhibit C-4

CONFIDENTIAL	ANNEX I to EXHIBIT C

Form of Solvency Certificate

Date: _____

Reference is made to Credit Agreement, dated as of [●], 2017 (the “Credit Agreement”), among QUAKER CHEMICAL CORPORATION, a Pennsylvania corporation (the “Company”), the other borrowers party thereto as of the date hereof (if any), the lending institutions from time to time parties thereto (the “Lenders”), and Bank of America, N.A,, as Administrative Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

The undersigned certifies that [he/she] is the duly appointed, qualified and acting chief financial officer of the Company. The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this certificate in connection with the Transactions.

Solely in my capacity as a financial executive officer of the Company and not individually (and without personal liability), I hereby certify, that as of the date hereof, based on such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, after giving effect to the consummation of the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the assets of the Company and its subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Company and its subsidiaries, on a consolidated basis.

3.	The capital of the Company and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Company and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

Exhibit C-5

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

QUAKER CHEMICAL CORPORATION

By:

Name:
Title: Chief Financial Officer